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                                                                     EXHIBIT 5.1

                         Goodwin, Procter & Hoar  LLP
                               Counselors at Law
                                Exchange Place
                       Boston, Massachusetts 02109-2881

                               January 12, 1998

Avalon Properties, Inc.
15 River Road
Wilton, CT 06897

Re: Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of up to 25,271 shares of common stock, $.01 par value (the "Common Stock") of Avalon Properties, Inc. (the "Company"). The Common Stock registered pursuant to the Registration Statement (the "Redemption Shares") may be issued by the Company if, and to the extent, holders of limited partnership interest ("Units") in Avalon Ballston II, L.P. (the "DownREIT Partnership") tender such Units to the DownREIT Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Common Stock.

     In connection with rendering this opinion, we have examined the Articles of Incorporation of the Company and the Articles Supplementary of the Company, each as amended and restated to the date hereof and on file with the Maryland State Department of Assessments and Taxation; the Bylaws of the Company, as amended and restated to the date hereof and filed with the Securities and Exchange Commission; the Agreement of Limited Partnership of the DownREIT Partnership, as amended and restated to the date hereof (the "Partnership Agreement"); such records of the corporate and partnership proceedings of the Company and the DownREIT Partnership, respectively, as we deemed material; the Registration Statement and the exhibits thereto; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts, the Maryland General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts, Maryland and Delaware.

     Based upon the foregoing, we are of the opinion that:

     1. When the Registration Statement relating to the Redemption Shares has become effective under the Securities Act and the Redemption Shares have been duly issued and exchanged for Units tendered to the DownREIT Partnership for redemption in accordance with the provisions of the Partnership Agreement as described in the Registration Statement, such Redemption Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.

                                 Very truly yours,

                                 /s/ Goodwin, Procter & Hoar LLP

                                 GOODWIN, PROCTER & HOAR LLP